Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fiscal Year 2019 Results

Mitchel Field, NY, July 18, 2019 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) reported revenues of $49.5 million for the fiscal 2019 ending April 30, 2019, compared to revenues of $39.4 million for fiscal 2018, a revenue growth of over 25%. Operating loss for fiscal 2019 was $2.8 million compared to operating loss of $12.4 million for fiscal 2018. Net loss from continuing operations was $2.5 million or ($0.28) per diluted share compared to a net loss of $22.5 million or ($2.54) per diluted share for fiscal 2018.

Commenting on these results FEI CEO, Stan Sloane, said, “I am pleased with progress in fiscal year 2019 on several fronts, particularly the continuing growth we see in the number of new business pursuits. We continued our efforts to improve operational efficiency, executed on several very technically demanding customer development programs and progressed on our internal research and development activities. We also finalized the disposition of our Asia subsidiary. While new business opportunities continue to be robust, we did see some potential program awards slip in schedule, which impacted revenue and margin. Although our total IR&D spending was lower than the previous year, it was higher than planned. This is due to the very complex nature of the technology involved. While that affected operating income for the year, we feel that continuing a robust level of R&D investment is critical to future production contracts.”

FEI CFO, Steven Bernstein, added, “Subsequent to our fiscal year end, Frequency Electronics sold its Asian subsidiary, which was classified as an asset held for sale in our April 30, 2019 year-end financial statements.  As a result, the Company recognized approximately a $1M loss, which was included in operating loss for the fiscal year as an SG&A charge.  In addition the Company recorded a $1.1M charge to cost of goods sold resulting from a new inventory reserve policy fully implemented at the end of the year. Cash flow from operations was positive for the year and we continue to be debt free as we position the Company for substantial future growth.”

Fiscal 2019 Selected Financial Metrics and Other Items

-	For the year ended April 30, 2019, revenues from satellite payloads were approximately $22.8 million, or 46%, of consolidated revenues compared to $14.2 million or 36% for the prior year.

-	Sales revenues for non-space U.S. Government/DOD customers were $22.8 million, or 46%, of consolidated revenues, compared to $17.6 million or 45% for the previous year.

-	Revenues from other commercial and industrial sales accounted for approximately $3.9 million or 8% of consolidated revenues compared to approximately $7.6 million or 19% for fiscal year 2018.

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Total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, were approximately 87% of consolidated revenues in fiscal 2019 compared to 67% in fiscal year 2018.

-	Net positive cash flow from operations was $2.4 million in fiscal 2019 compared to $4.5 million in the prior year.

-	Backlog at the end of fiscal 2019 rose to $37 million from $30 million at the end of the previous fiscal year end.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 18, 2019, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-844-602-0380. International callers may dial 1-862-298-0970. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through October 18, 2019.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other government, military and commercial, systems including C4ISR, EW, missiles, UAVs, aircraft, secure communications, energy exploration and wireline and wireless communication networks. With over one thousand systems delivered to defense department and commercial customers, Frequency has received more than 100 awards for excellence in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for Electronic Warfare (“EW”) and added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President, Chief Executive Officer, Steven Bernstein, Chief Financial Officer

Martin Bloch, Executive Chairman of the Board

Telephone:     (516) 794-4500                            WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Year Ended April 30,
	2019	2018
	(unaudited)	(unaudited)
	(in thousands except per share data)

Revenues	$49,509	$39,407
Cost of revenues	33,720	34,244
Gross profit	15,789	5,163
Selling and Administrative	12,100	10,608
Research and Development	6,506	6,950
Loss from operations	(2,817)	(12,395)
Interest and Other, Net	344	1,120
Loss before Income Taxes	(2,473)	(11,275)
Income Tax Provision	56	11,176
Net Loss from continuing operations	(2,529)	(22,451)
Loss from discontinued operations, net of tax	-	(967)
Loss on sale of discontinued operations	-	(359)
Total loss from discontinued operations	-	(1,326)
Net Loss	$(2,529)	$(23,777)

Net loss per Share:
Basic and diluted loss from continuing operations	$(0.28)	$(2.54)
Basic and diluted loss from discontinued operations	$(0.28)	$(0.15)
Basic and diluted loss per share	$(0.28)	$(2.69)

Average Shares Outstanding:
Basic and diluted	8,916	8,841

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	April 30, 2019	April 30, 2018
	(unaudited)	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$11,882	$14,018
Accounts Receivable	6,362	4,268
Costs and Estimated Earnings in Excess of Billings, net	6,670	5,094
Inventories	23,356	26,186
Other Current Assets	3,082	2,509
Current Assets Held for Sale	1,347	-
Property, Plant & Equipment	13,038	14,127
Other Assets	20,832	17,382
Non-Current Assets Held for Sale	202	-
	$86,771	$83,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$4,759	$5,257
Current Liabilities Held for Sale	1,078	-
Other Long-term Obligations	15,592	15,065
Non-Current Liabilities Held for Sale	2,253	-
Stockholders’ Equity	63,089	63,262
	$86,771	$83,584